Exhibit 99.1

News Release
McKesson Announces Departure of Technology Segment Executive
Pam Pure Leaves Company, McKesson Technology Solutions’ Deep and Experienced
Leadership Team to Focus on Driving Growth
SAN FRANCISCO, March 31, 2009 — McKesson Corporation (NYSE: MCK) today announced that Pamela J. Pure, executive vice president and president of McKesson Technology Solutions, has left the Company effective March 30, 2009. The deep and experienced management team within McKesson Technology Solutions will continue to lead the businesses in the segment, including McKesson Provider Technologies, McKesson Health Solutions, RelayHealth, and McKesson’s International Operations Group.
Already a leader in the development of information technology solutions that improve the efficiency, safety and quality of healthcare delivery, McKesson is committed to playing a defining role in helping its customers, and the healthcare system as a whole, utilize technology to achieve the highest level of performance. The businesses within McKesson Technology Solutions continue to set the pace in providing information and automation solutions that improve patient safety, reduce the cost and variability of care, and support better management of revenue streams and resources.
“McKesson is committed to developing information technology that will serve as the backbone of an interconnected, efficient system that provides quality care to everyone. We are taking the steps needed to ensure we remain a technology leader while realizing the tremendous opportunity for growth that is before us,” said John H. Hammergren, chairman and chief executive officer. “Pam has the sincere thanks of everyone at McKesson for her leadership in building McKesson Technology Solutions into what it is today, and I look forward to working closely with the segment’s outstanding leadership team to achieve even greater results in the future.”
McKesson Technology Solutions’ leadership team will report to Mr. Hammergren on an interim basis.
About McKesson
McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson has been in continuous operation for more than 175 years, making it the longest-operating company in healthcare today. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

Contact:	Investors and Financial Media
Ana Schrank
Ana.Schrank@McKesson.com
415-983-7153

General and Business Media
James Larkin
James.Larkin@McKesson.com
415-983-8736
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